Exhibit 5.1

November 12, 2026

Alaunos Therapeutics, Inc.

501 E. Las Olas Blvd.

Suite 300

Fort Lauderdale, FL 33301

Re:	Alaunos Therapeutics, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named therein of up to (i) 687,789 shares (“Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) 105,286,000 shares of Common Stock (the “Series B Conversion Shares”) issuable upon the conversion of 105,286 shares of the Company’s Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”) and (iii) 276,117,000 shares of Common Stock (the “Series C Conversion Shares” and, together with the Series B Conversion Shares, the “Conversion Shares”) issuable upon the conversion of 276,117 shares of the Company’s Series C Non-Voting Convertible Preferred Stock (the “Series C Preferred Stock” and, together with the Series B Preferred Stock, the “Preferred Stock”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Conversion Shares, when issued in accordance with the terms of the Preferred Stock, will be duly authorized and validly issued and will be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP

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